Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Gerald R. Johnson, Jr.	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1200	616-726-1202
gjohnson@mercbank.com	cchristmas@mercbank.com
MERCANTILE BANK CORPORATION REPORTS
FIRST QUARTER EARNINGS
Grand Rapids, MI – April 11, 2007 – Mercantile Bank Corporation (Nasdaq: MBWM) reported net income for the first quarter of 2007 of $4.3 million, a decrease of 13.1 percent from the $4.9 million reported for the first quarter of 2006. Diluted earnings per share were $0.53 compared with $0.61 reported for the year-ago quarter, a decrease of 13.1 percent. Net interest margin pressures and slower asset growth continue to impact earnings.
Gerald R. Johnson, Jr., Mercantile’s Chairman and CEO, stated, “The new year presents us – and the banking industry as a whole – with a continuation of the same challenges that we experienced in 2006. The difficult interest rate environment remains unchanged, and the economy is showing increasing signs of stress in our markets. Our goal is to maintain the loyalty of our banking relationships in the face of an increasingly competitive lending environment. We prefer to slow our growth, strengthen our infrastructure, and focus on fewer, but higher quality, opportunities where our combination of lending expertise and outstanding service are valued.”
Total revenue, comprised of net interest income and non-interest income, was $15.9 million for the first quarter of 2007, a decrease of 2.8 percent from the $16.3 million reported for the prior-year first quarter. Net interest income decreased 4.1 percent compared with the year-ago quarter, to $14.5 million, reflecting 9.8 percent growth in average earning assets offset by a 44 basis point decline in the net interest margin to 3.07 percent. Non-interest income for the first quarter of 2007 was $1.4 million, a 13.3 percent increase over the first quarter of 2006.
Operating expenses continue to be well-controlled. Non-interest expense was $8.7 million for the first quarter of 2007, up $733,000 or 9.2 percent over the prior-year period. Salaries and benefits grew $619,000 or 13.0 percent over the year-ago period, primarily due to the addition of twenty employees over the past twelve months, as well as merit raises for officers and a partial bonus accrual re-implemented this quarter after a one-year hiatus. Occupancy, equipment and furniture expense decreased by $92,000, or 6.8 percent year-over-year. The efficiency ratio was 55.0 percent for the current quarter compared with 49.0 percent reported for the year-ago quarter, primarily reflecting the decline in the net interest margin and increased operating costs. Mr. Johnson explained, “In the absence of net interest income growth, we have been successful controlling our operating expenses, which have modestly declined year-over-year as a percent of total assets.”
Net loan charge-offs for the first quarter were $777,000, or 0.18 percent of average loans (annualized), relatively unchanged from the year-ago first quarter net loan charge-offs of $756,000, or 0.19 percent annualized, but significantly improved from the fourth quarter of 2006, where Mercantile charged off $2.2 million, or 0.51 percent of average loans (annualized). Mr. Johnson commented, “The majority of our loans are supported by real property, but valuations are changing, and the collection process has been protracted. We are seeing a higher level of recoveries, which is a positive sign reflecting our proactive management of problem credits.” Non-performing assets, including $2.5 million of foreclosed real estate, totaled $12.6 million, or 0.60 percent of total assets, at March 31, 2007, compared with $9.6 million, or 0.46 percent of total assets, at December 31, 2006, and $8.8 million, or 0.46 percent of total assets, at March 31, 2006. Loan and lease loss reserves were $21.7 million, or 1.24 percent of total loans and leases at March 31, 2007.
Total assets reached $2.09 billion at March 31, 2007, an increase of $192.6 million, or 10.2 percent, from March 31, 2006; first quarter 2007 asset growth was $22.3 million, or 1.1 percent. “We continue to be selective in a highly competitive market environment.” Loans grew $136.5 million, or 8.5 percent, year-over-year, but increased only $3.4 million since year-end 2006. Asset growth over the past twelve months was primarily funded by a $203.9 million, or 13.8 percent, increase in deposits.
Shareholders’ equity at March 31, 2007 was $175.5 million, a twelve-month increase of $16.6 million, or 10.5 percent. Total shares outstanding at quarter-end were 8,053,067. Mercantile’s total risk-based capital ratio was 11.5 percent at quarter-end.
About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater

Grand Rapids, and its full-service banking offices in Holland, Lansing, and Ann Arbor, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
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Mercantile Bank Corporation
First Quarter 2007 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	MARCH 31,	DECEMBER 31,	MARCH 31,
	2007	2006	2006
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$52,102,000	$51,098,000	$38,251,000
Short-term investments	268,000	282,000	389,000
Federal funds sold	13,400,000	0	0

Total cash and cash equivalents	65,770,000	51,380,000	38,640,000

Securities available for sale	133,346,000	130,967,000	118,103,000
Securities held to maturity	64,372,000	63,943,000	62,179,000
Federal Home Loan Bank stock	7,509,000	7,509,000	7,887,000

Total loans and leases	1,748,838,000	1,745,478,000	1,612,351,000
Allowance for loan and lease losses	(21,654,000)	(21,411,000)	(20,995,000)

Total loans and leases, net	1,727,184,000	1,724,067,000	1,591,356,000

Premises and equipment, net	34,294,000	33,539,000	29,885,000
Bank owned life insurance policies	31,155,000	30,858,000	28,360,000
Accrued interest receivable	10,997,000	10,287,000	9,374,000
Other assets	14,954,000	14,718,000	11,194,000

Total assets	$2,089,581,000	$2,067,268,000	$1,896,978,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$130,857,000	$133,197,000	$114,880,000
Interest-bearing	1,555,300,000	1,513,706,000	1,367,339,000

Total deposits	1,686,157,000	1,646,903,000	1,482,219,000

Securities sold under agreements to repurchase	78,045,000	85,472,000	67,956,000
Federal funds purchased	0	9,800,000	6,600,000
Federal Home Loan Bank advances	90,000,000	95,000,000	130,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	3,480,000	3,316,000	2,791,000
Accrued expenses and other liabilities	23,428,000	21,872,000	15,559,000

Total liabilities	1,914,100,000	1,895,353,000	1,738,115,000

SHAREHOLDERS’ EQUITY
Common stock	161,384,000	161,223,000	148,583,000
Retained earnings	14,952,000	11,794,000	12,018,000
Accumulated other comprehensive income (loss)	(855,000)	(1,102,000)	(1,738,000)

Total shareholders’ equity	175,481,000	171,915,000	158,863,000

Total liabilities and shareholders’ equity	$2,089,581,000	$2,067,268,000	$1,896,978,000

Mercantile Bank Corporation
First Quarter 2007 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED
	March 31, 2007	March 31, 2006
	(Unaudited)	(Unaudited)
INTEREST INCOME
Loans and leases, including fees	$33,422,000	$28,727,000
Investment securities	2,506,000	2,237,000
Federal funds sold	93,000	132,000
Short-term investments	4,000	3,000

Total interest income	36,025,000	31,099,000

INTEREST EXPENSE
Deposits	18,825,000	13,485,000
Short-term borrowings	832,000	601,000
Federal Home Loan Bank advances	1,194,000	1,315,000
Long-term borrowings	690,000	599,000

Total interest expense	21,541,000	16,000,000

Net interest income	14,484,000	15,099,000

Provision for loan and lease losses	1,020,000	1,225,000

Net interest income after provision for loan and lease losses	13,464,000	13,874,000

NON INTEREST INCOME
Service charges on accounts	389,000	316,000
Net gain on sales of commercial loans	0	29,000
Other income	1,019,000	898,000

Total non interest income	1,408,000	1,243,000

NON INTEREST EXPENSE
Salaries and benefits	5,384,000	4,765,000
Occupancy	767,000	830,000
Furniture and equipment	493,000	522,000
Other expense	2,095,000	1,889,000

Total non interest expense	8,739,000	8,006,000

Income before federal income tax	6,133,000	7,111,000

Federal income tax expense	1,850,000	2,182,000

Net income	$4,283,000	$4,929,000

Basic earnings per share	$0.53	$0.62

Diluted earnings per share	$0.53	$0.61

Average shares outstanding	8,035,175	7,974,180

Average diluted shares outstanding	8,113,135	8,102,052

Mercantile Bank Corporation
First Quarter 2007 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly
	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr
(dollars in thousands except per share data)	2007	2006	2006	2006	2006
EARNINGS
Net interest income	$14,484	15,295	15,547	15,646	15,099
Provision for loan and lease losses	$1,020	1,700	1,350	1,500	1,225
NonInterest income	$1,408	1,381	1,362	1,275	1,243
NonInterest expense	$8,739	8,197	8,028	8,031	8,006
Net income	$4,283	4,605	5,202	5,111	4,929
Basic earnings per share	$0.53	0.57	0.65	0.64	0.62
Diluted earnings per share	$0.53	0.57	0.64	0.63	0.61
Average shares outstanding	8,035,175	8,020,303	8,016,016	8,000,998	7,974,180
Average diluted shares outstanding	8,113,135	8,117,442	8,118,206	8,119,820	8,102,052

PERFORMANCE RATIOS
Return on average assets	0.84%	0.89%	1.04%	1.06%	1.07%
Return on average common equity	10.04%	10.78%	12.54%	12.81%	12.74%
Net interest margin (fully tax-equivalent)	3.07%	3.19%	3.34%	3.47%	3.51%
Efficiency ratio	54.99%	49.15%	47.48%	47.46%	48.99%
Full-time equivalent employees	295	291	284	277	275

CAPITAL
Period-ending equity to assets	8.40%	8.32%	8.27%	8.21%	8.37%
Tier 1 leverage capital ratio	10.12%	10.04%	10.14%	10.15%	10.29%
Tier 1 risk-based capital ratio	10.44%	10.37%	10.47%	10.52%	10.74%
Total risk-based capital ratio	11.52%	11.45%	11.61%	11.66%	11.91%
Book value per share	$21.79	21.43	20.89	20.17	19.86
Cash dividend per share	$0.14	0.13	0.13	0.13	0.12

ASSET QUALITY
Gross loan charge-offs	$1,134	2,276	1,250	1,083	780
Net loan charge-offs	$777	2,227	920	988	756
Net loan charge-offs to average loans	0.18%	0.51%	0.22%	0.24%	0.19%
Allowance for loan and lease losses	$21,654	21,411	21,938	21,507	20,995
Allowance for loan losses to total loans	1.24%	1.23%	1.28%	1.29%	1.30%
Nonperforming loans	$10,018	8,571	9,017	8,530	8,791
Other real estate and repossessed assets	$2,540	986	421	150	0
Nonperforming assets to total assets	0.60%	0.46%	0.47%	0.44%	0.46%

END OF PERIOD BALANCES
Loans and leases	$1,748,838	1,745,478	1,710,268	1,670,471	1,612,351
Total earning assets (before allowance)	$1,967,733	1,948,179	1,922,051	1,859,411	1,800,909
Total assets	$2,089,581	2,067,268	2,026,834	1,969,429	1,896,974
Deposits	$1,686,157	1,646,903	1,614,703	1,547,912	1,482,219
Shareholder’s equity	$175,481	171,915	167,548	161,660	158,910

AVERAGE BALANCES
Loans and leases	$1,741,531	1,729,899	1,684,700	1,643,022	1,581,617
Total earning assets (before allowance)	$1,953,416	1,938,499	1,881,873	1,841,666	1,778,694
Total assets	$2,058,718	2,042,037	1,984,199	1,939,413	1,871,945
Deposits	$1,647,000	1,628,233	1,569,614	1,521,037	1,459,266
Shareholder’s equity	$173,028	169,452	164,560	160,039	156,901